Exhibit 99.1

GK Intelligent Systems Retains Rubenstein Investor Relations Inc. as Investor Relations Consultants

Tuesday September 21, 10:00 am ET

HOUSTON--(BUSINESS WIRE)--Sept. 21, 2004--GK Intelligent Systems Inc. (OTCBB:GKIG - News), a publicly held micro-marketing company with entertainment and technology subsidiaries, announced today that it has retained Rubenstein Investor Relations Inc. as its investor relations consultants.

Commenting on the announcement, Gary Kimmons, president and CEO of GK Intelligent Systems Inc., stated, "We are pleased to announce our alliance with Rubenstein Investor Relations, a full-service public relations and investor relations firm with a proven track record. We are confident that Rubenstein Investor Relations will be successful in communicating our exciting story to Wall Street and the international media."

Richard Rubenstein, president of Rubenstein Investor Relations, noted, "We are proud to have been chosen by GK Intelligent Systems to assist in its investor relations campaign. We look forward to implementing a comprehensive investor relations program tailored to meet the Company's objectives."

About GK Intelligent Systems:

GKIG is a micro-marketing company leveraging its public status and advanced software technologies to offer a new form of personalized sales and marketing service. GKIG has a business model that features "permission marketing," a targeted marketing approach designed to obtain enhanced information from the buyer-seller relationship. The Company acquires and operates profitable entertainment and technology subsidiaries that support this model.

For more information on GK Intelligent Systems please visit the corporate Web site, www.gkis.com, and its music entertainment subsidiary's Web site, www.RAWW.com.

Safe Harbor

Statements in this news release that are not historical facts, including statements about plans and expectations regarding products and opportunities, demand and acceptance of new or existing products, capital resources and future financial results are forward-looking. Forward-looking statements involve risks and uncertainties which may cause the Company's actual results in future periods to differ materially from those expressed. These uncertainties and risks include changing consumer preferences, lack of success of new products, loss of the Company's customers, competition and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.